Exhibit 10.2

Tel: (86) 755 86512266 7th Floor, Building 5A Shenzhen Software Industry Base, Nanshan District Shenzhen, People’s Republic of China 518061

UTime Announces Plans to Build Smart Telecom Device Production Base in Nanning, China

NEW YORK, NY, October 6, 2021/PRNewswire/ -- UTime Limited (“UTime” or the “Company”) (Nasdaq: UTME) announced that on October 6, 2021, the People’s Government of Jiangnan District in Nanning City and United Time Technology Co., Ltd. (“UTime SZ”) signed an investment agreement on the establishment of the production line of smart telecom devices (the Nanning Production Base) in accordance with which, UTime SZ agreed to establish manufacturing facilities to produce smart telecom devices in Nanning, China.

Located in the National Manufacturing Trade Industrial Park of Nanning City, the Company is expected to invest approximately RMB150 million to build and operate the Nanning Production Base, with 6 Siemens Series D surface mount lines, 8 mobile phone assembly lines and 2 or 3 smart wearables production lines to be installed in the planned new plants covering approximately 20,000 square meters. In addition to mobile phones, the Company plans for a new generation of smart wearables to roll off the production line at the Nanning Production Base. In exchange for this investment, the Jiangnan Government agreed to provide certain economic incentives to the Company to support its operations at the Nanning Production Base.

Minfei Bao, Chairman and CEO of the Company, noted that the original intention of building the Nanning Production Base is to vigorously develop the Company’s new generation of smart telecom devices. Taking advantage of the geographical position of Jiangnan District of Nanning City and the industrial cluster effect, the Company believes it can use the Nanning Production Base to reduce costs, increase efficiency, and strengthen its research and development (the “R&D”) and production capabilities. In addition, establishing the new production base allows the Company to improve its ecosystem in the industry chain in a fluctuating economic landscape, and provide global customers with cost-effective smart telecom products in a way that’s more stable and consistent.

About UTime SZ

UTime SZ, the Chinese variable interest entity of the Company, was incorporated in 2008. After years of rapid development, UTime SZ has grown into an international communications company. UTime SZ has a complete industrial chain from printed circuit board assembly, assembling, production to sales. Meanwhile, UTime SZ provides product customization services for many internationally renowned brands and telecom operators. The Company has been listed in the United States since April 6, 2021. In the future, the Company will also invest more resources in the R&D and design. In addition to telecom products, the Company will also work on developing smart audio devices, earphones and other products.

For more information, please visit the Company website at http://www.utimeworld.com/.

For further information, please contact:

Wonderful Sky Finance Group Limited.

Karen Kong/ Audrey Wang

Email: utime@wsfg.hk

United Time Technology Co., Ltd.

Mengzhu Zhao

Tel: +86-755-86512181

E-mail: ir@utimemoblie.com

Source: UTime Limited